Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-1 of SG Blocks, Inc. of our report dated February 21, 2017, relating to our audit of the consolidated balance sheet of SG Blocks, Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the six month periods ended June 30, 2016 (Predecessor) and December 31, 2016 (Successor). We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn, LLP

Dallas, Texas

March 15, 2017